EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the inclusion of our reports, dated January 16, 2004, with respect to the financial statements of EagleRock Capital Partners (QP) LP for the year and period ended December 31, 2003 and 2002, and EagleRock Master Fund for the year and period ended December 31, 2003 and 2002, included as item 15(d)
(5) in this Form 10-K and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No.2-84303), Form S-8 and S-3 (No.33-6054), Form S-8 and S-3 (No.33-26434), Form S-8 and S-3 (No.33-30277), Form S-8
(No.33-61682), Form S-8 (No.33-61718), Form S-8 (No.333-51494) and Form S-4
(No.333-86018).






/s/ BDO Seidman, LLP

New York, New York
March 10, 2004